Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2021 (except for Note 12(D), as to which the date is October 25, 2021) in Amendment No. 1 to the Registration Statement (Form S-1) and the related Prospectus of Entrada Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 25, 2021